Exhibit 99.1

NEWS RELEASE

Silicon Labs and MaxLinear Settle Infringement Lawsuits

AUSTIN, Texas and CARLSBAD, California – October 4, 2013 – Silicon Laboratories Inc. (NASDAQ: SLAB) and MaxLinear Inc. (NYSE: MXL) today announced a satisfactory settlement of all litigation between the two companies. MaxLinear has granted Silicon Labs a license to its substantial patent portfolio for the accused Silicon Labs products. Silicon Labs has granted MaxLinear a license to its substantial portfolio of patents for the accused MaxLinear products. As part of the settlement, the two companies have agreed to enter into a 3-year covenant not to sue. The companies have also agreed to dismiss all pending cases.

Silicon Labs

Silicon Labs is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs. Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of patented semiconductor solutions offers customers significant advantages in performance, size and power consumption. For more information about Silicon Labs, please visit www.silabs.com.

Silicon Laboratories and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

About MaxLinear, Inc.

MaxLinear, Inc. is a leading provider of radio-frequency and mixed-signal semiconductor solutions for broadband communications applications. MaxLinear’s diverse portfolio of patented semiconductor solutions offers customers significant advantages in performance, size and power consumption. MaxLinear is headquartered in Carlsbad, California, and its address on the Internet is www.maxlinear.com.

MxL, Full-Spectrum Capture, FSC and the MaxLinear logo are trademarks of MaxLinear, Inc. Other trademarks appearing herein are the property of their respective owners.

CONTACTS:

Silicon Labs

Investor Relations: Deborah Stapleton (650) 815-1239, deb@stapleton.com

Trade Press: Susan Nayak (512) 532-5318, susan.nayak@silabs.com

MaxLinear, Inc.

Investor Relations Contacts:

Nick Kormeluk, IR Sense, 949-415-7745, nick@irsense.com

Corporate Contact:

Adam Spice, Chief Financial Officer, 760-692-0711, aspice@maxlinear.com